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Exhibit 10.58

SERVICES AGREEMENT

THIS AGREEMENT made as of June 1, 1999.

BETWEEN:

        GLAMIS GOLD LTD., a British Columbia company having an address at 5190 Neil Road, Suite 310, Reno, Nevada, 89502 ("Glamis")

                                                               OF THE FIRST PART

AND:

        JAMES VOORHEES, of 14429 W. Virginia Drive, Lakewood, Colorado, 80228 ("Voorhees")

                                                              OF THE SECOND PART

WHEREAS Glamis wishes to engage Voorhees to perform the duties of Vice President and Chief Operating Officer of Glamis and Voorhees wishes to take on such duties.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties mutually agree as follows:

ENGAGEMENT

1. Glamis hereby engages (the "Engagement") Voorhees as and Voorhees agrees to serve as Vice President and Chief Operating Officer of Glamis and as Vice President and Chief Operating Officer of Glamis Gold, Inc. and its subsidiaries and to perform the duties described in Section 3, on the terms and subject to the conditions set out herein.

TERM

2. The term ("Term") of the Engagement will commence on June 1, 1999, and will continue thereafter on a month-to-month basis until terminated by either party pursuant to the terms hereof.

DUTIES AND OBLIGATIONS OF VOORHEES

3. As Vice President and Chief Operating Officer, Voorhees will perform those duties and functions (the "Duties") that are described in Schedule A hereto.


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PERFORMANCE OF DUTIES

4. Voorhees will perform the Duties as follows:

        (a) subject to ill-health and subsection 4(c), Voorhees will perform the Duties during each day that is a business day in the Term (a business day being a day, other than a Saturday or a Sunday, on which the office of Glamis Gold, Inc. in Reno, Nevada is open for the transaction of business);

        (b) subject to subsection 4(c), Voorhees will devote substantially all of his time and energy during normal business hours on each working day during the Term to performing the Duties to the best of his skill and ability; and

        (c) notwithstanding subsections 4(a) and 4(b), Voorhees will not be required to perform the Duties on statutory holidays and during periods of holidays, which will be not less than four weeks in the aggregate in respect of each calendar year.

REMUNERATION

        (d) In consideration of the performance of the Duties by Voorhees, Glamis, through Glamis Gold, Inc., will:

        (e) pay Voorhees a salary (the"Salary") of U.S. $180,000 (or such other amount as the parties may mutually agree in writing) per calendar year during the Term by paying 1/24 thereof on the 15th of each month and 1/24th thereof on the last day of each month or, if such days are not business days, on the first prior day that is a business day, such payments to be reduced by the amount of applicable withholding and other requirements of the Internal Revenue Code (United States) and any other applicable United States legislation in respect of remuneration paid to employees;

        (f) reimburse Voorhees for all reasonable expenses incurred by Voorhees in the performance of the Duties and in respect of such Voorhees will provide to Glamis such particulars as Glamis may reasonable require;

        (g) permit Voorhees to participate in medical, dental and other employee benefit plans of Glamis Gold, Inc. as they are from time to time initiated, if and to the extent that participation is permitted by the plans, such plans to include, without limitation, the Glamis Gold, Inc. Profit Sharing and Retirement Plan and the Glamis Gold, Inc.

        Group Insurance Benefits Plan;

        (h) indemnify and hold Voorhees harmless from and against any and all costs, damages or losses resulting from the performance by Voorhees of the Duties;

        (i) provide Voorhees with the holiday entitlement described in subsection 4(c) provided however, that Voorhees will forfeit, without compensation, his right to any part of such holiday entitlement not used in a calendar year;


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        (j) perform a review of the Salary on an annual basis, as a minimum; (k)
        grant to Voorhees share purchase options from time to time on an aggregate of not less than 100,000 common shares of Glamis ("Shares") under Glamis' Incentive Share Purchase Option Plan (the "Plan"), in accordance with the rules and regulations of applicable regulatory authorities and the Plan, and subject to the following conditions:

               i. the share purchase options shall be priced as of June 1, 1999 but will not be exercisable until approval by the shareholders of revisions to the Plan at the annual shareholders meeting in April 2000;

               ii. subject to the provisions of subparagraph (g)i above, fifty percent (50%) of the share purchase options will be vested immediately and the remaining fifty percent (50%) will be vested on June 1, 2000; and

               iii. upon the full exercise of the 100,000 share purchase options, Voorhees will, subject to the then prevailing policies of Glamis' Executive Compensation Committee, be granted another share purchase option in respect of not less than 100,000 Shares.

        (l) reimburse Voorhees for relocation expenses from Lakewood, Colorado to Reno, Nevada in accordance with the Glamis Gold, Inc. Relocation Expense Policy for transferred employees, a copy of which has been provided to Voorhees.

TERMINATION OF ENGAGEMENT

5. The following will govern termination under this Agreement:

        (a) Voorhees may deliver to Glamis a notice to terminate the Engagement on a day not less than 60 days after the day of such delivery and the Engagement will terminate at the expiration of such 60-day or longer period and in such case any outstanding share purchase options held at such time by Voorhees will expire on the 30th day after the effective date of the termination;

        (b) Glamis may terminate the Engagement without notice and without any payment in lieu of notice if

               (i) Voorhees is guilty of any wilful act, neglect, or conduct that causes substantial damage or discredit to Glamis, or

               (ii) Voorhees is convicted of any offence involving fraud,

        and in such case any outstanding share purchase options held at such time by Voorhees will expire on the 30th day after the effective date of the termination;

        (c) Except for those matters referred to in subsection 6(b), Glamis may, at its sole option, terminate the Engagement for cause by providing three months written notice to Voorhees and in such case any outstanding share purchase options held at such time by Voorhees will expire on the 30th day after the effective date of the termination;


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        (d) Glamis may, at its sole option, terminate the Engagement without cause by notice (the "Termination Notice") to Voorhees, in which case Voorhees will be paid any remuneration due hereunder to the date of termination together with an aggregate amount equal to two (2) times the Salary which is in force at the time of delivery of the Termination Notice and the cash value of 24 months of full benefit coverage under subsection 5(c), less applicable withholding and other requirements of the Internal Revenue Code (United States) and any other applicable United States legislation in respect of remuneration paid to employees, and in such case any outstanding share purchase options held at such time by Voorhees, will expire on the 365th day after the effective date of the termination;

        (e) If Voorhees becomes permanently disabled prior to termination of the Engagement hereunder the provisions of subsection 6(c) will not apply, however, Glamis may terminate the Engagement pursuant to subsection 6(d), provided however that such termination will not affect any benefits which Voorhees would be entitled to as a disabled employee under the plans described in subsection 5(c). Voorhees will be deemed to be permanently disabled if he is unable to perform the material and substantial portion of the Duties because of sickness or injury. For the purposes hereof "sickness" means an organic disease, including without limitation mental illness, and the medical or surgical treatment of the disease and "injury" means bodily injury caused directly by external, violent and purely accidental means;

        (f) On termination of the Engagement, Voorhees will deliver to Glamis in a reasonable state of repair all property of Glamis used by or in the possession of Voorhees; and

        (g) Termination of the Engagement will not terminate Glamis' obligation under subsection 5(d), which obligation will survive such termination.

DISCLOSURE

6. Voorhees undertakes to refrain, both during the Term and thereafter, except so far as may be necessary or proper in performing the Duties, from making public or disclosing to any person who is not an employee, officer or director of Glamis or one of its subsidiaries, any information that may come to the knowledge of Voorhees during the Term respecting the business dealings of Glamis or its subsidiaries or any of the contractual agreements of Glamis or its subsidiaries and Voorhees will, at the request of Glamis, enter into a separate agreement with respect to such matters.

MISCELLANEOUS

7. (a) Each party will, on the request of the other, execute and deliver such other agreements, deeds, documents and instruments, and do such further acts and things as the other may reasonably request in order to evidence, carry out and give full force and effect to the terms, conditions, intent and meaning of this Agreement.

        (b) If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, such provision will be severable from the remainder of this Agreement, the


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        validity of the remainder will continue in full force and effect and this Agreement will be construed as if it had been executed without the invalid or unenforceable provision.

        (c) No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of any or all of its obligations under this Agreement

               (i) will be valid unless it is in writing and specifically stated to be a consent or waiver pursuant to this subsection,

               (ii) may be relied upon by the other as a consent or waiver to or of any other breach or default of the same or any other obligation,

               (iii) will constitute a general consent or waiver under this Agreement, or (iv) will eliminate or modify the need for a specific consent or waiver pursuant to this subsection in any other instance.

        (d) Notices, requests, demands or directions to one party to this Agreement by another will be in writing and will be delivered as follows:

        If to Glamis at:     5190 Neil Road, Suite 310
                             Reno, Nevada  89502
                             Attention: C. Kevin McArthur

        If to Voorhees at:   14429 W. Virginia Drive
                             Lakewood, Colorado 80228
                             Attention:  James Voorhees

        or to such other address as may be specified by one party to the other in a notice given in the manner provided in this subsection.

        (e) This Agreement is made in the State of Nevada with the intention that its construction and validity and all other issues related to its administration will in all respects be governed by the laws prevailing in that state.

        (f) In the event of any dispute between the parties in respect of the interpretation of this Agreement or any matter to be agreed on, such dispute will be determined by a single arbitrator appointed and acting pursuant to the Commercial Arbitration Rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on the parties.

        (g) This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise, and no agreements collateral hereto other than as expressly set forth or referred to herein.

        (h) This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) will be deemed to be an original and all of which together will constitute one in the same document.


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        (i) This Agreement will ensure to the benefit of and be binding upon the respective legal representatives and successors and permitted assigns of the parties.

        (j) None of the parties may assign any right, benefit or interest in this Agreement without the written consent of the others and any purported assignment without such consent will be void, save and except that Glamis may assign any or all of its rights and obligations hereunder to Glamis Gold Inc.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day first above written.


GLAMIS GOLD LTD.


Per:____________________________________
     A. Dan Rovig, Chairman


Per:____________________________________
     C. Kevin McArthur, President & CEO



________________________________________
JAMES VOORHEES